Exhibit 10.4

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into by and between Christopher J. Zyda (the “Executive”), and Luminent Mortgage Capital, Inc., a Maryland corporation (the “Corporation”), as of August 4, 2003 (the “Effective Date”).

THE PARTIES ENTER THIS AGREEMENT on the basis of the following facts, understandings and intentions:

A. The Corporation desires that the Executive be employed by the Corporation to carry out the duties and responsibilities described below, all on the terms and conditions hereinafter set forth.

B. The Executive is willing to accept such employment on such terms and conditions.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants and promises of the parties, the parties hereto agree as follows:

1. Retention and Duties.

1.1 Retention. The Corporation does hereby hire, engage and employ the Executive for the Period of Employment (as defined in Section 2) on the terms and conditions expressly set forth in this Agreement. The Executive does hereby accept and agree to such hiring, engagement and employment, on the terms and conditions expressly set forth in this Agreement.

1.2 Duties. During the Period of Employment, the Executive shall serve the Corporation as a Senior Vice President and as its Chief Financial Officer. The Executive shall have duties consistent with such positions, and such other duties as reasonably assigned from time to time by the Corporation’s Chief Executive Officer. The Executive shall also be subject to the corporate policies of the Corporation as they are in effect from time to time throughout the Period of Employment (including, without limitation, the Corporation’s insider trading and ethics policies, as they may change from time to time). During the Period of Employment, the Executive shall report to the Corporation’s Chief Executive Officer. As the Corporation’s Chief Financial Officer the Executive shall be principally responsible for, without limitation and without limiting the Executive’s other duties to the Corporation, and without limiting the authority of the Corporation’s Chief Executive Officer, the Corporation’s Board of Directors (the “Board”) or the Audit Committee of the Board (the “Audit Committee”), the following:

(i) assisting the Board and the Audit Committee to retain qualified, independent accountants and tax experts for the Corporation;

(ii) the development and monitoring of appropriate financial records systems and controls, accounting procedures and testing systems for the Corporation;

(iii) the preparation of all of the Corporation’s financial statements required under federal (including, without limitation, the Sarbanes-Oxley Act of 2002), state and/or local law in accordance with the provisions thereof, and the integrity, completeness and compliance with generally accepted accounting principles of such financial statements;

(iv) the filing of the Corporation’s required federal, state and local tax returns and reports and monitoring the Corporation’s compliance with applicable requirements to maintain its status as a “real estate investment trust” under federal tax law;

(v) reporting to the Audit Committee on the Corporation’s compliance with all income and assets tests applicable to the Corporation as a “real estate investment trust” under federal tax law;

(vi) the preparation of all earnings press releases, as well as the financial information and earnings guidance provided to analysts and rating agencies;

(vii) being responsible for assuring the Corporation’s compliance with all Securities and Exchange Commission, New York Stock Exchange and NASD requirements applicable to the Corporation;

(viii) reporting on the Corporation’s compliance with the financial aspects and financial requirements of any policy or contract of the Corporation (including, without limitation, each and every policy referred to in the Corporation’s private placement memorandum and registration statements, as the same may be amended from time to time);

(ix) managing the Corporation’s compliance with that certain Management Agreement (the “Management Agreement”), dated as of June 11, 2003, by and between the Corporation and Seneca Capital Management, LLC, a California limited liability company (or its successor) (“Seneca”) (which duty shall include, without limitation, ensuring the timely and proper presentation of reports by the Corporation in accordance with the Management Agreement) and managing any other management agreement that the Corporation may enter into with Seneca or any other future manager or sub-agent;

(x) managing Seneca’s compliance with the Management Agreement (which duty shall include, without limitation, monitoring the timely and proper presentation of reports by Seneca in accordance with the Management Agreement) and managing any other future manager’s compliance with any future management agreement or any sub-agents’ compliance with their obligations;

(xi) advising the Chief Executive Officer and the Board as to the Corporation’s capital structure, resource management and capital raising activities;

(xii) being available to attend all Audit Committee meetings;

(xiii) the preparation and maintenance of the Corporation’s budget(s);

(xiv) except as otherwise directed by the Board or the Audit Committee, supervising the Corporation’s internal audit function;

(xv) supervising the Corporation’s risk management and investor relations functions; and

(xvi) in concert with counsel, serving as the Corporation’s compliance officer under and pursuant to its insider trading policy as in effect from time to time.

1.3 No Other Employment; Minimum Time Commitment. Throughout the Period of Employment, the Executive shall both (i) devote substantially all of the Executive’s business time, energy and skill to the performance of the Executive’s duties for the Corporation, and (ii) hold no other job. The Executive agrees that any investment or direct involvement in, or any appointment to or continuing service on the board of directors or similar body of, any corporation or for-profit entity must be first approved in writing by the Corporation. The foregoing provisions of this Section 1.3 shall not prevent the Executive from investing in real estate for the Executive’s own account or from investing in non-competitive publicly-traded securities to the extent permitted by Section 7(b). The Executive agrees that, as of the Effective Date, Exhibit A to this Agreement sets forth a complete and accurate description of (i) any investment or direct involvement of the Executive in any other corporation or business that reasonably could be construed as falling outside of the scope of the foregoing permitted investments and involvement, and (b) any board of directors or similar body of any corporation or for-profit entity on which the Executive is a member. The Corporation may require the Executive to resign from membership on any corporate board of directors or similar body of any for-profit entity, on which he may now or in the future serve, if the Corporation determines that the Executive’s membership on such board or similar body of any for-profit entity interferes (interference shall include, without limitation, giving rise to conflicts or competitive activity) with the performance of the Executive’s duties hereunder.

1.4 No Breach of Contract. The Executive hereby represents to the Corporation that: (i) the execution and delivery of this Agreement by the Executive and the Corporation and the performance by the Executive of the Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any other agreement or policy to which the Executive is a party or otherwise bound; (ii) that the Executive has no information (including, without limitation, confidential information and trade secrets) of any other person or entity which would prevent or limit in any way the Executive from fulfilling the Executive’s duties under this Agreement; (iii) that the Executive is not bound by any confidentiality, trade secret or similar agreement with any other person or entity which would prevent or limit in any way the Executive from fulfilling the Executive’s duties under this Agreement.

1.5 Location. The Executive acknowledges that the Corporation’s principal executive offices are currently located in San Francisco, California. The Executive’s principal place of employment shall be the Corporation’s principal executive offices, as they may be moved from time to time at the discretion of the Corporation. The Executive agrees that the

Executive will be regularly present at the Corporation’s principal executive offices and that the Executive may be required to travel from time to time in the course of performing the Executive’s duties for the Corporation.

2. Period of Employment. The “Period of Employment” shall, unless sooner terminated as provided herein, be a period of one year commencing on the Effective Date and ending at the close of business on August 3, 2004 (the “Initial Extension Date”). Notwithstanding the preceding sentence, on the Initial Extension Date and on each annual anniversary of the Initial Extension Date (the Initial Extension Date and each annual anniversary thereof is referred to as an “Extension Date”), the Period of Employment shall be automatically extended through and shall end with the close of business on the first (1st) anniversary of that Extension Date (for example, on the Initial Extension Date the Period of Employment shall be automatically extended through the close of business on August 3, 2005), unless at least thirty (30) days prior to such Extension Date the Company or the Executive has provided the other with written notice that the Period of Employment shall not be extended or further extended, as the case may be. The term “Period of Employment” shall include any extension thereof pursuant to the preceding sentence. Provision of notice that the Period of Employment shall not be extended or further extended, as the case may be, shall not constitute a breach of this Agreement, shall not constitute “Good Reason” for purposes of this Agreement, and shall not entitle the Executive to severance benefits pursuant to Section 5.3(b).

3. Compensation.

3.1 Base Salary. The Executive’s base salary for the Period of Employment (the “Base Salary”) shall be at a rate determined on a monthly basis as follows:

If the Corporation’s Average Net Worth for the immediately preceding month was:	The Executive’s Base Salary for the month in question shall equal one-twelfth (1/12th) of the annualized base salary amount set forth below:
Less than $500 million	$200,000

$500 million or more, but less than $1 billion	$250,000

$1 billion or more, but less than $1.5 billion	$300,000

$1.5 billion or more	$500,000

(a) For purposes of this Agreement, “Average Net Worth” of the Corporation for any period means the average of the net worth of the Corporation, as defined in the Management Agreement between Luminent Mortgage Capital Inc. and Seneca Capital Management, LLC dated June 11, 2003 (the “Management Agreement”).

(b) In the event a restatement of the Corporation’s financial reports for any period results in a decrease in the Corporation’s Average Net Worth from the amount of Average Net Worth originally considered for purposes of the foregoing Base Salary computations, the Corporation may, in its discretion, either (i) reduce future payments of Base Salary to the Executive by the aggregate amount of prior Base Salary overpayments to the Executive that resulted from the overstatement of Average Net Worth, (ii) deduct such excess amount from the amount of any bonus(es) otherwise payable to the Executive pursuant to Section 3.2, and/or (ii) deduct such excess amount from the amount of any severance benefits payable to the Executive pursuant to Section 5.3(b). The Corporation shall have the right to continue reductions and/or deductions until the aggregate amount of such reductions and overpayments equals the aggregate amount of any overpayments.

(c) The Executive’s Base Salary determined in accordance with the foregoing shall be paid in accordance with the Corporation’s regular payroll practices in effect from time to time, but not less frequently than in monthly installments. The Corporation may increase (but it will not decrease) the relative Base Salary rates set forth in the foregoing chart. The Corporation may pay the Executive’s Base Salary directly or cause such amounts to be paid by its manager or other agent.

3.2 Incentive Bonus.

(a) Subject to the terms and conditions of this Section 3.2, the Corporation shall pay the Executive an incentive bonus (“Incentive Bonus”) with respect to each payment of “Incentive Management Compensation” that the Corporation makes to Seneca pursuant to Section 6.2 of the Management Agreement (or, should Seneca no longer provide management services to the Corporation, any future manager of the Corporation that provides substantially similar management services to the Corporation, under any future management agreement, such manager providing services to the Corporation at the relevant time is referred to as the “Manager”).

(b) The amount of the Incentive Bonus shall equal five percent (5%) of the amount of the Incentive Management Compensation paid to Seneca (or any other Manager). In the event that the Management Agreement (or similar successor management agreement entered into with a future Manager) expressly provides for a reduction of the Incentive Management Compensation by the amount of any Incentive Bonus that is or may be paid to the Executive pursuant to this Section 3.2, then for purposes of calculating the Incentive Bonus the Incentive Management Compensation shall be calculated as though it was not subject to such reduction.

(c) Any Incentive Bonus payable to the Executive shall be paid no later than fifteen (15) days after the later of (i) the date that the corresponding Incentive Management Compensation is actually paid to Seneca (or other Manager), or (ii) the date that Seneca (or other Manager) has the unqualified right to retain the corresponding Incentive Management Compensation (that is, and without limiting other circumstances that may qualify Seneca’s (or other Manager’s) right to retain the Incentive Management Compensation, the Incentive Management Compensation is not subject to any reduction by way of clawback, refund or annual reconciliation). The Executive shall have a right to an Incentive Bonus only to the extent that such Incentive Bonus becomes payable to the Executive pursuant to the preceding sentence during the Period of Employment. Notwithstanding anything else contained in this Agreement to the contrary and except as expressly provided in the preceding sentence, upon the termination or expiration of the Period of Employment (regardless of the reason for such termination or expiration), the Executive shall have no right to any additional or future Incentive Bonus. Without limiting the generality of the foregoing, upon the termination or expiration of the Period of Employment (regardless of the reason for such termination or expiration), the Executive shall have no right to an Incentive Bonus with respect to a payment of Incentive Management Compensation if Seneca’s (or other Manager’s) right to retain such Incentive Management Compensation at that time remains qualified pursuant to the Management Agreement, even if such Incentive Management Compensation has actually been paid or accrued or is subject only to annual reconciliation.

(d) Any Incentive Bonus payable to the Executive shall be paid fifty percent (50%) in cash and fifty percent (50%) in common stock of the Corporation, pursuant to the same terms and conditions used to pay Seneca (or any other Manager) its Incentive Management Compensation, including any discounts applied to the fair market value of common stock on the relevant issuance dates. All common stock of the Corporation paid to the Executive as an Incentive Bonus shall be granted in the form of a restricted stock award under the Luminent Mortgage Capital, Inc. 2003 Stock Incentive Plan (the “Plan”), or a successor employee stock incentive plan, and shall be subject to the terms and conditions of a Restricted Stock Award Agreement substantially in the form attached hereto as Exhibit B (the “Restricted Stock Award Agreement”). Such Restricted Stock Award Agreement shall include the following vesting schedule: (i) one-third of the common stock subject to any particular payment of the Incentive Bonus shall vest on the first anniversary of the applicable date of issuance, (ii) one-third of the common stock subject to any particular payment of the Incentive Bonus shall vest on the second anniversary of the applicable date of issuance, and (iii) one-third of the common stock subject to any particular payment of the Incentive Bonus shall vest on the third anniversary of the applicable date of issuance; subject to the Executive’s continued employment by the Corporation through each applicable vesting date as a condition to the vesting of the applicable installment of the award and further subject to the termination of employment rules contained in the Plan and in the Restricted Stock Award Agreement. After the Restricted Stock Award Agreement is prepared by the Corporation and delivered to the Executive, the Executive must promptly execute the agreement and return it to the Corporation as a condition precedent to the Corporation’s obligations to deliver shares of its common stock under this Section 3.2. For purposes of determining the number of shares of common stock to be delivered to the Executive pursuant to this Section 3.2(d), the Corporation’s common stock shall be valued consistently with the value used at the applicable time for purposes of determining the number of shares of common stock to be issued to Seneca (or other Manager) in respect of the Incentive Management Compensation (which value shall take into consideration any lack of marketability on such shares to the extent required pursuant to the Management Agreement, but shall not take into consideration the vesting schedule imposed on the shares pursuant to the preceding provisions of this Section 3.2, or the lock-up or rights of first refusal set forth in the Restricted Stock Award Agreement). The Corporation may pay the portion of any Incentive Bonus payable in cash directly or cause such amount to be paid by its manager or other agent.

3.3 Initial Stock Option Grant. The Corporation will grant the Executive an incentive stock option (the “Option”) under the Plan to purchase up to 50,000 shares of Common

Stock, $0.001 par value, of the Corporation at a price of $15.00 per share (such number of shares and per share exercise price subject to adjustments to reflect stock splits, stock dividends, reverse stock splits and similar changes in capitalization as contemplated by the Plan). The Option will be exercisable only to the extent that it is vested. The Option will vest in substantially equal annual installments over a three (3) year period commencing on the Effective Date, subject to the Executive’s continued employment by the Corporation through each applicable vesting date as a condition to the vesting of the applicable installment of the Option and further subject to the termination of employment rules contained in the Plan and in the form of stock option agreement attached hereto as Exhibit C (the “Option Agreement”). The maximum term of the Option will be ten (10) years, subject to earlier termination as contemplated by the Plan and the Option Agreement. The Option shall be evidenced by an option agreement in substantially the form of the Option Agreement attached hereto and shall be subject to all of the terms and conditions of the Plan and such option agreement. After the Option Agreement is prepared by the Corporation and delivered to the Executive, the Executive must promptly execute such agreement and return it to the Corporation as a condition precedent to the effectiveness of the Option.

3.4 Additional Stock Option Grants. The Corporation may, in its sole discretion, adopt an annual incentive program for, or that includes, the Executive and award additional stock options and/or shares of restricted stock of the Corporation to the Executive in accordance with such program.

4. Benefits.

4.1 Health and Welfare. During the Period of Employment, the Executive shall be entitled to participate in all employee pension and welfare benefit plans and programs made available by the Corporation to the Corporation’s senior-level employees generally, as such plans or programs may be in effect from time to time.

4.2 Reimbursement of Business Expenses. The Executive is authorized to incur reasonable expenses in carrying out the Executive’s duties for the Corporation under this Agreement and reimbursement for all reasonable business expenses the Executive incurs during the Period of Employment in connection with carrying out the Executive’s duties for the Corporation, subject to the Corporation’s expense reimbursement policies in effect from time to time. The Corporation shall directly reimburse the Executive to the extent required by the preceding sentence or cause Seneca (or other Manager) or other agent to make such reimbursement on the Corporation’s behalf.

4.3 Vacation and Other Leave. During the Period of Employment, the Executive shall accrue and be entitled to take paid vacation in accordance with the Corporation’s standard vacation policies in effect from time to time, including the Corporation’s policies regarding vacation accruals. The Executive shall also be entitled to all other holiday and leave pay generally available to other employees of the Corporation.

5. Termination.

5.1 Termination by the Corporation. The Executive’s employment by the Corporation, and the Period of Employment, may be terminated at any time by the Corporation:

(i) with Cause (as defined in Section 5.5), or (ii) without Cause, or (iii) in the event of the Executive’s death, or (iv) in the event that the Board determines in good faith that the Executive has a Disability (as defined in Section 5.5).

5.2 Termination by the Executive. The Executive’s employment by the Corporation, and the Period of Employment, may be terminated at any time by the Executive, on no less than thirty (30) days prior written notice to the Corporation.

5.3 Benefits Upon Termination. If the Executive’s employment by the Corporation is terminated during the Period of Employment for any reason by the Corporation or by the Executive, or upon or following the expiration of the Period of Employment, the Corporation shall have no further obligation to make or provide to the Executive, and the Executive shall have no further right to receive or obtain from the Corporation, any payments or benefits except:

(a) the Corporation shall pay the Executive (or, in the event of his death, the Executive’s estate) any Accrued Obligations (as defined in Section 5.5); and

(b) if, during the Period of Employment (but not upon or following the expiration of the Period of Employment), the Executive’s employment is terminated by the Corporation without Cause or by the Executive for Good Reason (as defined in Section 5.5) (and, in each case, other than due to either (i) the Executive’s death, or (ii) a good faith determination by the Board that the Executive has a Disability), the Corporation shall, subject to the conditions set forth in the following paragraph, also pay the Executive a lump sum severance benefit equal to twelve (12) times the average monthly Base Salary paid to the Executive over the twelve (12) whole months preceding the month in which the termination of the Executive’s employment occurs (or, if the Period of Employment has not been in effect for twelve (12) whole months preceding the month in which the termination of the Executive’s employment occurs, the average monthly Base Salary for this purpose shall be determined based on the average monthly Base Salary paid to the Executive over the whole months in the Period of Employment occurring prior to the month in which the termination of the Executive’s employment occurs). Subject to the conditions set forth in the following paragraph, such lump sum amount shall be paid to the Executive (without interest) no later than sixty (60) days following the date on which the Executive’s employment by the Company terminates.

Any obligation of the Corporation pursuant to Section 5.3(b) to pay a severance benefit in the circumstances described therein is further subject to the following two conditions precedent: (i) such severance obligation shall be paid only if the Executive has remained in compliance with all of the provisions of Section 5.6 and Sections 7 through 12, and such obligation shall terminate immediately if the Executive either (A) is for any reason not in compliance with one or more of the provisions of Section 5.6, and Sections 7 through 12, or (B) has in the past breached one or more of the provisions of Sections 7 through 12; and (ii) the Executive’s satisfaction of the release obligations set forth in Section 5.4. For purposes of the preceding sentence, if the Executive is not in compliance with one or more provisions of Section 5.6, and Sections 7 though 12, and a cure is reasonably possible in the circumstances, the Executive will not be deemed to have breached such provision(s) unless the Executive is given notice and a reasonable opportunity (in no case shall more than a 10-day cure period be required)

to cure such breach and such breach is not cured within such time period. The parties agree that a cure will not be reasonably possible in all circumstances including, without limitation, a material breach of confidentiality or similar occurrence. The amount determined pursuant to Section 5.3(b) is subject to offset as provided in Section 3.1.

The foregoing provisions of this Section 5.3 shall not affect: (i) the Executive’s receipt of benefits otherwise due terminated employees under group insurance coverage consistent with the terms of the applicable Corporation welfare benefit plan; (ii) the Executive’s rights under the Consolidated Omnibus Budget Reconciliation Act to continue participation in medical, dental, hospitalization and life insurance coverage; (iii) the Executive’s receipt of benefits otherwise due in accordance with the terms of the Corporation’s 401(k) plan (if any); or (iv) any rights that the Executive may have under and with respect to a stock option or restricted stock award, to the extent that such award was granted before the date that the Executive’s employment by the Corporation terminates and to the extent expressly provided in the written agreement evidencing such award.

5.4 Release; Exclusive Remedy.

(a) This Section 5.4 shall apply notwithstanding anything else contained in this Agreement to the contrary. As a condition precedent to any Corporation obligation to the Executive pursuant to Section 5.3(b), the Executive shall, upon or promptly following his last day of employment with the Corporation, provide the Corporation with a valid, executed, written Release (as defined in Section 5.5) (in a form provided by the Corporation) and such release shall have not been revoked by the Executive pursuant to any revocation rights afforded by applicable law. The Corporation shall have no obligation to make any payment to the Executive pursuant to Section 5.3(b) unless and until the Release contemplated by this Section 5.4 becomes irrevocable by the Executive in accordance with all applicable laws, rules and regulations.

(b) The Executive agrees that the payments contemplated by Section 5.3 shall constitute the exclusive and sole remedy for any termination of his employment and the Executive covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment. The Corporation and Executive acknowledge and agree that there is no duty of the Executive to mitigate damages under this Agreement. All amounts paid to the Executive pursuant to Section 5.3 shall be paid without regard to whether the Executive has taken or takes actions to mitigate damages.

5.5 Certain Defined Terms.

(a) As used herein, “Accrued Obligations” means:

(i) any Base Salary that had accrued for GAAP purposes as of the date of termination but had not been paid (including accrued and unpaid vacation time) ; and

(ii) any Incentive Bonus that had become payable pursuant to Section 3.2 but had not been paid; and

(ii) any reimbursement due to the Executive pursuant to Section 4.2 for expenses incurred by the Executive prior to the date the Period of Employment terminates.

(b) As used herein, “Cause” shall mean the reasonable and good faith determination by a majority of the Board based on its reasonable belief at the time, that, during the Period of Employment, any of the following events or contingencies exists or has occurred:

(i) the Executive has been materially negligent in the discharge of the Executive’s duties to the Corporation or one of its affiliates (including, without limitation, any failure to supervise the fulfillment of all duties and obligations of Seneca or other Manager to the Corporation), or has refused to perform stated or assigned duties or is incompetent in or (other than by reason of a Disability or analogous condition) incapable of performing those duties; or

(ii) the Executive has been dishonest or committed or engaged in an act of moral turpitude, theft, embezzlement or fraud, a breach of confidentiality, an unauthorized disclosure or use of inside information, customer lists, trade secrets or other confidential information; or

(iii) the Executive has breached a fiduciary duty, or willfully and materially violated any other duty, law, rule, regulation or policy of the Corporation or an affiliate; or has been convicted of, or plead guilty or nolo contendere to, a felony or misdemeanor (other than minor traffic violations or similar offenses); or

(iv) the Executive has materially breached any of the provisions of any agreement with the Corporation or an affiliated entity; or

(v) the Executive has engaged in unfair competition with, or otherwise acted intentionally in a manner injurious to the reputation, business or assets of, the Corporation or an affiliate; or

(vi) the Executive has improperly induced a vendor or customer to break or terminate any contract with the Corporation or an affiliate or induced a principal for whom the Corporation or an affiliate acts as agent to terminate such agency relationship; or

(vii) the Executive’s execution and delivery of this Agreement or the performance by the Executive of the Executive’s duties hereunder constitutes a breach of, or otherwise contravenes, the terms of any other agreement or policy to which the Executive is a party or otherwise bound, the Executive has information of any other person or entity which would prevent or limit in any way the Executive from fulfilling the Executive’s duties under this Agreement, or the Executive is bound by a confidentiality, trade secret or similar agreement which would prevent or limit in any way the Executive from fulfilling the Executive’s duties under this Agreement.

(c) Without limiting the foregoing or such other facts and circumstances as the Board may consider in determining whether or not Cause for termination exists, the Board may take into account the comments received by the Board or the Audit Committee from the Corporation’s auditors that relate to, without limitation, the Corporation’s compliance with applicable accounting rules, standards, and practices, and the Corporation’s internal accounting and financial controls.

(d) As used herein, “Disability” shall mean a physical or mental impairment which substantially limits a major life activity of the Executive and which renders the Executive unable to perform the essential functions of the Executive’s position, even with reasonable accommodation which does not impose an undue hardship on the Corporation, for thirty (30) days in any consecutive twelve (12) month period. The Board reserves the right, in good faith, to make the determination of whether or not a Disability exists for purposes of this Agreement based upon information supplied by the Executive and/or his medical personnel, as well as information from medical personnel (or others) selected by the Corporation or its insurers.

(e) As used herein, “Good Reason” shall mean the occurrence of one or more of the following without the Executive’s written consent:

(i) a material breach of this Agreement by the Corporation; or

(ii) a materially significant diminution in the Executive’s duties (when such duties are viewed in the aggregate); or

(iii) the relocation of the Executive’s offices, as assigned to him by the Corporation, more than fifty (50) miles outside of San Francisco, California; or

(iv) the failure of the Corporation to obtain the assumption in writing of its obligations to perform this Agreement by any successor to all or substantially all of the assets or business of the Corporation within fifteen (15) days upon a merger, consolidation, sale or similar transaction;

(v) if the terms of the Management Agreement are modified in a manner that materially and adversely affects the Executive’s Incentive Bonus opportunities pursuant to this Agreement; provided, however, nothing herein shall imply any right, or give the Employee any right, to approve any modifications to the Management Agreement.

provided, however, that none of the events specified in clause (i), (ii), (iii) or (v) above shall constitute Good Reason unless the Executive shall have notified the Corporation in writing describing the events which constitute Good Reason and the Corporation shall have failed to cure such event within a reasonable period, not to exceed ten (10) days, after the Corporation’s actual receipt of such written notice.

(f) As used herein, “Release” shall mean a written release, discharge and covenant not to sue entered into by the Executive on behalf of himself, his descendants, dependents, heirs, executors, administrators, assigns, and successors, and each of them, of and in favor of the Corporation, its parent (if any), the Corporation’s subsidiaries and affiliates, past and present, Seneca and any other Manager, past and present, and each of them, as well as its and their trustees, directors, officers, agents, attorneys, insurers, employees, stockholders, members, representatives, assigns, and successors, past and present, and each of them (the “releasees”), with respect to and from any and all claims, wages, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which he may then own or hold or he at any time theretofore owned or held or may in the future hold as against any or all of said releasees, arising out of or in any way connected with the Executive’s employment relationship with each and every member of the Company Group (as defined in Section 7) with which the Executive has had such a relationship, or the termination of his employment or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of said releasees, or any of them, committed or omitted prior to the date of such release including, without limiting the generality of the foregoing, any claim under Section 1981 of the Civil Rights Act of 1866, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the California Fair Employment and Housing Act, the California Family Rights Act, any other claim under any other federal, state or local law or regulation, and any other claim for severance pay, bonus or incentive pay, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, medical expenses, or disability (except that such release shall not constitute a release of any Corporation obligation to the Executive that may be due to the Executive pursuant to Section 5.3(b) upon the Corporation’s receipt of such release). The Release shall also contain the Executive’s warrant that he has not theretofore assigned or transferred to any person or entity, other than the Corporation, any released matter or any part or portion thereof and that he will defend, indemnify and hold harmless the Corporation and the aforementioned releasees from and against any claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) that is directly or indirectly based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.

5.6 Resignation From Boards. Upon or promptly following any termination of Executive’s employment with the Corporation, the Executive agrees to resign from (i) each and every board of directors (or similar body, as the case may be) of the Corporation and each of its affiliates on which the Executive may then serve (if any), and (ii) each and every office of the Corporation and each of its affiliates that the Executive may then hold, and all positions that he may have previously held with the Corporation and any of its affiliates.

6. Means and Effect of Termination. Any termination of the Executive’s employment under this Agreement shall be communicated by written notice of termination from the terminating party to the other party. The notice of termination shall indicate the specific provision(s) of this Agreement relied upon in effecting the termination.

7. Non-Competition. The Executive acknowledges and recognizes the highly competitive nature of the businesses of the Corporation, the amount of sensitive and confidential information involved in the discharge of the Executive’s position with the Corporation, and the harm to the Corporation that would result if such knowledge or expertise was disclosed or made available to a competitor. Based on that understanding, the Executive hereby expressly agrees as follows:

(a) As a result of the particular nature of the Executive’s relationship with the Corporation, in the capacities identified earlier in this Agreement, for the Period of Employment the Executive hereby agrees that he will not, directly or indirectly, (i) engage in any business for the Executive’s own account or otherwise derive any personal benefit from any business that competes with the business of the Corporation or any of its affiliates (the Corporation and its affiliates are referred to, collectively, as the “Company Group”), (ii) enter the employ of, or render any services to, any person engaged in any business that competes with the business of any entity within the Company Group, (iii) acquire a financial interest in any person engaged in any business that competes with the business of any entity within the Company Group, directly or indirectly, as an individual, partner, member, shareholder, officer, director, principal, agent, trustee or consultant, or (iv) interfere with business relationships (whether formed before or after the Effective Date) between the Corporation, any of its respective affiliates or subsidiaries, and any customers, suppliers, officers, employees, partners, members or investors of any entity within the Company Group. For purposes of this Agreement, businesses in competition with the Company Group shall include, without limitation, businesses which any entity within the Company Group may conduct operations, and any businesses which any entity within the Company Group has specific plans to conduct operations in the future and as to which the Executive is aware of such planning, whether or not such businesses have or have not as of that date commenced operations.

(b) Notwithstanding anything to the contrary in this Agreement, the Executive may, directly or indirectly, own, solely as an investment, securities of any person which are publicly traded on a national or regional stock exchange or on an over-the-counter market if the Executive (i) is not a controlling person of, or a member of a group which controls, such person, and (ii) does not, directly or indirectly, beneficially own one percent (1%) or more of any class of securities of such person.

8. Confidentiality. As a material part of the consideration for the Corporation’s commitment to the terms of this Agreement, the Executive hereby agrees that the Executive will not at any time (whether during or after the Executive’s employment with the Corporation), other in the course of the Executive’s duties hereunder, or unless compelled by lawful process after written notice to the Corporation of such notice along with sufficient time for the Corporation to try and overturn such lawful process, disclose or use for the Executive’s own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise, any trade secrets, or other confidential data or information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, financing methods, or plans of any entity within the Company Group; provided, however, that the foregoing shall not apply to information which is generally known to the industry or the public, other than as a result of the Executive’s breach of this covenant. The Executive further agrees that the Executive will not retain or use for his account, at any time, any trade names, trademark or other proprietary business designation used or owned in connection with the business of any entity within the Company Group.

9. Inventions and Developments.

(a) All inventions, policies, systems, developments or improvements conceived, designed, implemented and/or made by the Executive, either alone or in conjunction with others, at any time or at any place during the Period of Employment, whether or not reduced to writing or practice during such Period of Employment, which directly or indirectly relate to the business of any entity within the Company Group, or which were developed or made in whole or in part using the facilities and/or capital of any entity within the Company Group, shall be the sole and exclusive property of the Company Group. The Executive shall promptly give notice to the Corporation of any such invention, development, patent or improvement, and shall at the same time, without the need for any request by any person or entity within the Company Group, assign all of the Executive’s rights to such invention, development, patent and/or improvement to the Company Group. The Executive shall sign all instruments necessary for the filing and prosecution of any applications for, or extension or renewals of, letters patent of the United States or any foreign country that any entity in the Company Group desires to file.

(b) All copyrightable work by the Executive during the Period of Employment that relates to the business of any entity in the Company Group is intended to be “work made for hire” as defined in Section 101 of the Copyright Act of 1976, and shall be the property of the Company Group. If the copyright to any such copyrightable work is not the property of the Company Group by operation of law, the Executive will, without further consideration, assign to the Company Group all right, title and interest in such copyrightable work and will assist the entities in the Company Group and their nominees in every way, at the Company Group’s expense, to secure, maintain and defend for the Company Group’s benefit copyrights and any extensions and renewals thereof on any and all such work including translations thereof in any and all countries, such work to be and to remain the property of the Company Group whether copyrighted or not.

10. Anti-solicitation. The Executive promises and agrees that during the Period of Employment and for a period of two (2) years thereafter, the Executive will not, directly or indirectly, individually or as a consultant to, or as an employee, officer, stockholder, director or other owner or participant in any business, influence or attempt to influence customers, vendors, suppliers, joint venturers, associates, consultants, agents, or partners of any entity within the Company Group, or of Seneca, or any other Manager, either directly or indirectly, to divert their business away from the Company Group, Seneca, or other Manager, as applicable, to any individual, partnership, firm, corporation or other entity then in competition with the business of any entity within the Company Group, Seneca, or other Manager, as applicable, and he will not otherwise materially interfere with any business relationship of any entity within the Company Group, or of Seneca, or of any other Manager.

11. Soliciting Employees. The Executive promises and agrees that during the Period of Employment and for a period of two (2) years thereafter, the Executive will not, directly or indirectly, individually or as a consultant to, or as an employee, officer, stockholder, director or other owner of or participant in any business, solicit (or assist in soliciting) any person who is then, or at any time within six (6) months prior thereto was, an employee of an entity within the Company Group, or of Seneca, or of any other Manager, who earned annually $25,000 or more as an employee of such entity during the last six (6) months of his or her own employment to work for (as an employee, consultant or otherwise) any business, individual, partnership, firm, corporation, or other entity whether or not engaged in competitive business with any entity in the Company Group.

12. Return of Property. The Executive agrees to truthfully and faithfully account for and deliver to the Corporation all property belonging to the Corporation, any other entity in the Company Group, or any of their respective affiliates, which the Executive may receive from or on account of the Corporation, any other entity in the Company Group, or any of their respective affiliates, and upon the termination of the Period of Employment, or the Corporation’s demand, the Executive shall immediately deliver to the Corporation all such property belonging to the Corporation, any other entity in the Company Group, or any of their respective affiliates.

13. Withholding Taxes. Notwithstanding anything else herein to the contrary, the Corporation may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment, or other taxes as may be required to be withheld pursuant to any applicable law or regulation.

14. Assignment. This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that in the event of a merger, consolidation, or transfer or sale of all or substantially all of the assets of the Corporation with or to any other individual(s) or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Corporation hereunder.

15. Number and Gender. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.

16. Section Headings. The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.

17. Governing Law. This Agreement, and all questions relating to its validity, interpretation, performance and enforcement, as well as the legal relations hereby created between the parties hereto, shall be governed by and construed under, and interpreted and enforced in accordance with, the laws of the State of California, notwithstanding any California or other conflict of law provision to the contrary.

18. Severability. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of this Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

19. Entire Agreement. This Agreement embodies the entire agreement of the parties hereto respecting the matters within its scope. This Agreement supersedes all prior and contemporaneous agreements of the parties hereto that directly or indirectly bears upon the subject matter hereof. Any prior negotiations, correspondence, agreements, proposals or understandings relating to the subject matter hereof shall be deemed to have been merged into this Agreement, and to the extent inconsistent herewith, such negotiations, correspondence, agreements, proposals, or understandings shall be deemed to be of no force or effect. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as expressly set forth herein.

20. Modifications. This Agreement may not be amended, modified or changed (in whole or in part), except by a formal, definitive written agreement expressly referring to this Agreement, which agreement is executed by both of the parties hereto.

21. Waiver. Neither the failure nor any delay on the part of a party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

22. Resolution of Disputes.

(a) Any controversy arising out of or relating to the Executive’s employment (whether or not before or after the expiration of the Period of Employment), any termination of the Executive’s employment, this Agreement, the Restricted Stock Agreement or any Option Agreement, the enforcement or interpretation of any such an agreement, or because of an alleged breach, default, or misrepresentation in connection with any of the provisions of such an agreement, including (without limitation) any state or federal statutory claims, shall be submitted to arbitration in San Francisco, California, before a sole arbitrator (the “Arbitrator”) selected from judicial arbitration mediation services (“JAMS”), or if JAMS is no longer able to supply the arbitrator, such arbitrator shall be selected from the American Arbitration Association (“AAA”), and shall be conducted in accordance with the provisions of California Code of Civil Procedure §§ 1280 etseq. as the exclusive remedy of such dispute; provided, however, that provisional injunctive relief may, but need not, be sought in a court of law while arbitration proceedings are pending, and any provisional injunctive relief granted by such court shall remain effective until the matter is finally determined by the Arbitrator. Final resolution of any dispute through arbitration may include any remedy or relief that the Arbitrator deems just and equitable, including any and all remedies provided by applicable state or federal statutes. At the conclusion of the arbitration, the Arbitrator shall issue a written decision that sets forth the essential findings and conclusions upon which the Arbitrator’s award or decision is based. Any award or relief granted by the Arbitrator hereunder shall be final and binding on the parties hereto and may be enforced by any court of competent jurisdiction.

(b) The parties acknowledge and agree that they are hereby waiving any rights to trial by jury in any action, proceeding or counterclaim brought by either of the parties against the other in connection with any matter whatsoever arising out of or in any way connected with any of the matters referenced in the first sentence of the first paragraph of this Section 22.

(c) The parties agree that Corporation shall be responsible for payment of the forum costs of any arbitration hereunder, including the Arbitrator’s fee. The parties further agree that in any proceeding with respect to such matters, the prevailing party will be entitled to recover its reasonable attorney’s fees and costs from the non-prevailing party (other than forum costs associated with the arbitration which in any event shall be paid by the Corporation).

(d) Without limiting the remedies available to the parties and notwithstanding the foregoing provisions of this Section 22, the Executive and the Corporation acknowledge that any breach of any of the covenants or provisions contained in Sections 5.6, and 7 through 12 could result in irreparable injury to either of the parties hereto for which there might be no adequate remedy at law, and that, in the event of such a breach or threat thereof, the non-breaching party shall be entitled to obtain a temporary restraining order and/or a preliminary injunction and a permanent injunction restraining the other party hereto from engaging in any activities prohibited by any covenant or provision in Sections 5.6, and 7 through 12 or such other equitable relief as may be required to enforce specifically any of the covenants or provisions of Sections 5.6, and 7 through 12.

23. Notices.

(a) All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made if (i) delivered by hand, (ii) otherwise delivered against receipt therefor, or (iii) sent by registered or certified mail, postage prepaid, return receipt requested. Any notice shall be duly addressed to the parties as follows:

(i) if to the Corporation:

Luminent Mortgage Capital, Inc.

909 Montgomery Street, Suite 500

San Francisco, California 94133

Attn: President

with a copy to:

O’Melveny & Myers LLP

Embarcadero Center West

275 Battery Street, 26th Floor

San Francisco, California 94111-3305

Attn: Peter T. Healy, Esq.

(ii) if to the Executive:

Christopher J. Zyda

363 Valencia Street #4

San Francisco, California 94103

(b) Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section 23 for the giving of notice. Any communication shall be effective when delivered by hand, when otherwise delivered against receipt therefor, or five (5) business days after being mailed in accordance with the foregoing.

24. Legal Counsel; Mutual Drafting. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language.

25. Provisions that Survive Termination. The provisions of 5.3, 5.4, 5.5, 5.6, 7 through 24, 26, and this Section 25 shall survive any termination of the Period of Employment.

26. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Corporation and the Executive have executed this Agreement as of the Effective Date.

“COMPANY”

Luminent Mortgage Capital, Inc., a Maryland corporation

By: /s/ Albert J. Gutierrez
Print Name: Albert J. Gutierrez
Title: President

“EXECUTIVE”

/s/ Christopher J. Zyda
Christopher J. Zyda

EXHIBIT A – SECTION 1.3 DISCLOSURE SCHEDULE

Exhibit A-1

EXHIBIT B – FORM OF RESTRICTED STOCK AGREEMENT

LUMINENT MORTGAGE CAPITAL, INC.

2003 STOCK INCENTIVE PLAN

RESTRICTED STOCK AWARD AGREEMENT

This Restricted Stock Award Agreement (this “Agreement”) is dated as of the              day of             , 20             (the “Award Date”), by and between Luminent Mortgage Capital, Inc., a Maryland corporation (the “Corporation”) and              (the “Executive”).

RECITALS

The Corporation and the Executive entered into an Employment Agreement as of August 4, 2003 which, among other things, provides for the Executive’s employment by the Corporation as its Chief Financial Officer (the “Employment Agreement”).

Pursuant to the terms of the Employment Agreement, the Executive has earned an Incentive Bonus (as defined in the Employment Agreement), a portion of which (the “Stock Obligation”) is payable in common stock, par value $0.001 per share, of the Corporation (the “Common Stock”).

The Corporation desires to grant to the Executive, effective as of the Award Date set forth above, certain shares of Common Stock upon the terms and conditions set forth herein.

AGREEMENT

In consideration of the premises and the mutual covenants of the parties hereto, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	Grant. Subject to the terms of this Agreement and in satisfaction of the Stock Obligation, the Corporation hereby grants to the Executive an aggregate of [ ( )] restricted shares of Common Stock (the “Restricted Shares”). This grant is made under the Luminent Mortgage Capital, Inc. 2003 Stock Incentive Plan (the “Plan”). Capitalized terms are defined in the Plan if not defined herein.

2.	Vesting. Subject to Section 7 below, the Restricted Shares shall vest, and the restrictions imposed on the Restricted Shares hereunder (other than those restrictions set forth or referred to, as the case may be, in Sections 5(b) and 5(d) below or otherwise required in order to comply with applicable securities and other laws) shall lapse, with respect to one third (1/3) of the total number of Restricted Shares on each of [Award Date + 1 year], [Award Date + 2 years] and [Award Date + 3 years].

3.	No Right to Employment. The vesting schedule in Section 2 requires continued employment of the Executive through each applicable vesting date as a condition to the vesting of the applicable installment of the Restricted Shares and the rights and benefits of the Executive under this Agreement. Employment for only a portion of a vesting period, even if a substantial portion, will not entitle the Executive to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment as provided in Section 7 below or under the Plan.

Nothing contained in this Agreement or the Plan constitutes an employment or service commitment by the Corporation or any of its subsidiaries or other affiliates, affects the Executive’s status as an employee at will who is subject to termination without cause, confers upon the Executive any right to remain employed by or in service to the Corporation or any of its subsidiaries or other affiliates, interferes in any way with the right of the Corporation or any of its subsidiaries or other affiliates at any time to terminate such employment or service, or affects the right of the Corporation or any of its subsidiaries or other affiliates to increase or decrease the Executive’s other compensation or benefits. Nothing in this paragraph, however, is intended to adversely affect any independent employment or service right of the Executive under the Employment Agreement.

4.	Dividend and Voting Rights. After the Award Date, the Executive shall be entitled to cash dividend and voting rights with respect to the Restricted Shares even though such shares are not vested pursuant to Section 2, provided that to the extent any such Restricted Shares are forfeited to the Corporation pursuant to Section 7 below, such rights shall terminate immediately with respect to the Restricted Shares that are so forfeited.

5.	Restrictions on Transfer.

(a)	Restrictions Prior to Vesting. Prior to the time that the Restricted Shares have become vested pursuant to Sections 2 or 7(c), neither the Restricted Shares, nor any interest therein, amount payable in respect thereof (other than cash dividends), nor Restricted Property (as defined in Section 8) with respect thereto may be sold, assigned, transferred, pledged or otherwise disposed of, alienated or encumbered, either voluntarily or involuntarily (other than to the Corporation pursuant to a forfeiture thereof in accordance with Section 7).

(b)	Restrictions After Vesting. Upon and after the time that a Restricted Share has become vested pursuant to Sections 2 or 7(c), the Restricted Share shall not continue to be subject to the restrictions set forth in Section 5(a), but such share (and any related Restricted Property) shall continue to be subject to the other limitations and restrictions set forth or referred to, as the case may be, in this Agreement (including, without limitation, in Sections 5(d), 9 and 10). Without in any way limiting the provisions set forth above, neither the Restricted Shares, nor any interest therein, amount payable in respect thereof (other than cash dividends), nor Restricted Property shall be disposed of, in whole or in part, except in compliance with all applicable federal and state securities laws and unless and until:

(1)	there is then in effect a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(2)	such disposition is made in accordance with Rule 144 under the Securities Act; or

(3)	the Executive notices the Corporation of the proposed disposition and furnishes the Corporation with a statement of the circumstances surrounding the proposed disposition, and, if requested by the Corporation, furnishes the Corporation an opinion of counsel acceptable to the Corporation’s counsel, that such disposition will not require registration under the Securities Act and will be in compliance with all applicable state securities laws.

Notwithstanding anything else herein to the contrary, the Corporation has no obligation to register or cause to be registered any securities of the Corporation (including, without limitation, the Common Stock) or file any registration statement under either federal or state securities laws, nor does the Corporation make any representation concerning the likelihood of a public offering of any securities of the Corporation (including, without limitation, the Common Stock).

(c)	Other Transfers Void. Any sale or transfer, or purported sale or transfer, of any Restricted Shares acquired pursuant to this Agreement or any interest therein, amount payable in respect thereof (other than cash dividends) or Restricted Property with respect thereto, other than to the Corporation shall be null and void unless the terms, conditions and provisions of this Agreement are strictly observed and followed. Furthermore, the proposed transferee in any otherwise permitted transfer of any such property or interest shall, as a condition precedent to any such transfer, agree in writing with the Corporation to be bound by the restrictions on such shares set forth in this Agreement (including, without limitation, the provisions of Section 5(d), 9 and 10), which shall continue in effect with respect to the shares.

(d)	Charter Documents. The Charter and Bylaws of the Corporation, as either of them may be amended from time to time, may provide for additional restrictions and limitations with respect to the Common Stock (including additional restrictions and limitations on the transfer of shares). To the extent that these restrictions and limitations are more restrictive than those set forth in this Agreement, such restrictions and limitations shall apply to the Restricted Shares (both before and after such Restricted Shares shall have become vested pursuant to Section 2 or 7(c)). Such restrictions and limitations are not, however, in lieu of, nor shall they in any way reduce or minimize, any limitation or restriction on the Restricted Shares imposed under this Agreement.

6.	Delivery of Shares.

(a)	Certificates to be Held by the Corporation; Legends. The Corporation shall, upon or promptly following the Award Date, issue a certificate (or certificates) representing the Restricted Shares registered in the name of the Executive. Upon delivery to the Executive of such certificate(s) representing the Restricted Shares, the Executive shall immediately redeliver such certificate(s) to the Corporation to be held by the Corporation or its designee until the shares represented thereby vest pursuant to Section 2 or 7(c) or are forfeited pursuant to Section 7. Such certificate(s) shall initially bear the following legends:

(1)     Contractual Restraints Legend.

“BY ITS ACQUISITION HEREOF, THE HOLDER AGREES TO BE BOUND BY THE PROVISIONS OF THE RESTRICTED STOCK AWARD AGREEMENT DATED AS OF                          ,              (THE ‘AGREEMENT’), BY AND BETWEEN THE CORPORATION AND THE HOLDER. THE AGREEMENT CONTAINS SUBSTANTIAL RESTRICTIONS ON TRANSFER, INCLUDING RESTRICTIONS ON SALE, ASSIGNMENT, PLEDGE, TRANSFER OR OTHER DISPOSITION. THE AGREEMENT ALSO CONTAINS THE CORPORATION’S RIGHT OF FIRST REFUSAL TO REPURCHASE THESE SECURITIES.”

(2)     Securities Act Legend.

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE ‘SECURITIES ACT’), AND MAY NOT BE OFFERED OR SOLD EXCEPT (A) TO THE CORPORATION OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, OR (C) IN A TRANSACTION EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED ON AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION AND THE INITIAL PURCHASER).”

(3)	Other Legends. Any legends provided for by the Corporation’s Charter as well as any other legends that may be required and/or deemed appropriate under applicable laws by the Corporation.

(b)	Delivery of Certificates Upon Vesting. Promptly after the vesting of any Restricted Shares pursuant to Section 2 or 7(c), the Corporation shall deliver to the Executive the certificate(s) evidencing the number of such vested Restricted Shares. The shares represented by such certificate(s) so delivered shall no longer be restricted pursuant to Section 5(a). Such certificate(s) shall continue to be legended as set forth in Sections 6(a)(2) and 6(a)(3) for so long as the Corporation deems necessary. Such certificate(s) shall continue to be legended as set forth in Section 6(a)(1) until the Public Offering Date (as defined below), provided that if the Public Offering Date occurs prior to the delivery of such certificate(s) then such certificate(s) shall no longer be legended as set forth in Section 6(a)(1). The shares represented by such certificate(s) shall continue to be subject to the restrictions set forth or referred to, as the case may be, in Sections 5(b) and 5(d), provided that the restrictions set forth in Section 10 shall not apply to such shares if the Public Offering Date occurs prior to the vesting date of the related Restricted Shares. As a condition to the Corporation’s obligation to deliver any share certificate(s), the Executive (or the beneficiary or personal representative of the Executive in the event of the Executive’s death or incapacity, as the case may be) shall deliver to the Corporation any representations or other documents or assurances as the Corporation may deem necessary or reasonably desirable to ensure compliance with all applicable legal and regulatory requirements. For purposes of this Agreement, the term “Public Offering Date” means the date the Corporation’s Common Stock is first registered under the Securities Exchange Act of 1934, as amended, and listed or quoted on a recognized national securities exchange or in the NASDAQ National Market Quotation System.

(c)	Stock Power; Power of Attorney. Concurrent with the execution and delivery of this Agreement, the Executive shall deliver to the Corporation an executed stock power in the form attached hereto as Appendix A, in blank, with respect to the Restricted Shares and any related Restricted Property. The Executive, by acceptance of this award, shall be deemed to appoint, and does so appoint by execution of this Agreement, the Corporation and each of its authorized representatives as the Executive’s attorney(s)-in-fact to effect any transfer of unvested, forfeited shares and any related Restricted Property to the Corporation as may be required or permitted pursuant to this Agreement and to execute such documents as the Corporation or such representative(s) deem necessary or advisable in connection with any such transfer.

7.	Forfeiture of Unvested Shares.

(a)	Termination of Employment. The Executive’s Restricted Shares shall be forfeited to the Corporation to the extent such shares have not become vested pursuant to Section 2 prior to the first time that the Executive is no longer employed by the Corporation or a Subsidiary and to the extent such shares do not vest pursuant to Section 7(c) below in connection with such termination of employment. For this purpose, the term “Subsidiary” means a corporation or other entity the majority of the voting stock or voting interests of which are beneficially owned, directly or indirectly, by the Corporation. If the Executive is employed by a Subsidiary and that entity ceases to be a Subsidiary, such event shall be deemed to be a termination of employment of the Executive for purposes of this Agreement, unless the Executive otherwise continues to be employed by the Corporation or another Subsidiary following such event.

(b)	Return of Shares. Upon the occurrence of any forfeiture of the Restricted Shares pursuant to Section 7(a), such unvested, forfeited shares and related Restricted Property shall, without payment of any consideration by the Corporation for such transfer, be automatically transferred to the Corporation, without any other action by the Executive, or the Executive’s beneficiary or personal representative, as the case may be. The Corporation may exercise its powers under Section 6 hereof and take any other action necessary or advisable to evidence such transfer. The Executive or any permitted transferee of the Executive, or any such person’s beneficiary or personal representative, as the case may be, shall deliver any additional documents of transfer that the Corporation may request to confirm the transfer of such unvested, forfeited shares and related Restricted Property to the Corporation.

(c)	Possible Acceleration of Vesting. If the Executive’s employment by the Corporation is terminated (i) by the Corporation without Cause (as such term is defined in the Employment Agreement), and other than due to the Executive’s death or Disability (as such term is defined in the Employment Agreement), or (ii) by the Executive for Good Reason (as such term is defined in the Employment Agreement), then the portion of the Restricted Shares that is outstanding and otherwise unvested immediately prior to the time of such termination of employment shall thereupon become fully vested.

8.	Adjustments Upon Specified Events. Upon the occurrence of a stock split, reverse stock split, stock dividend or any other change in capitalization, reorganization, merger or similar event affecting the Common Stock, the restrictions and limitations applicable to the Restricted Shares under this Agreement will continue in effect with respect to any consideration or other securities (the “Restricted Property” and, for the purposes of this Agreement, “Restricted Shares” shall include Restricted Property, unless the context otherwise requires) received in respect of such Restricted Shares. Such Restricted Property shall vest at such times and in such proportion as the Restricted Shares to which the Restricted Property is attributable vest, or would have vested pursuant to the terms hereof if such Restricted Shares had remained outstanding. To the extent that the Restricted Property includes any cash (other than cash dividends provided for in Section 4 hereof) that is retained by the Corporation prior to the vesting of the related Restricted Shares, such cash shall be invested, pursuant to policies established by the Corporation, in interest bearing, FDIC-insured (subject to applicable insurance limits) deposits of a depository institution selected by the Corporation until the vesting or forfeiture thereof, the earnings on which shall be added to and become a part of the Restricted Property.

9.

Lock-Up Agreement. To the extent any Restricted Shares have vested, such shares shall nevertheless be subject to the lock-up provisions of this Section 9. Neither the Executive nor any permitted transferee may, directly or indirectly, offer, sell or transfer or dispose of any of the Restricted Shares or any interest therein (or agree to do any thereof) (collectively, a “Transfer”) during the period commencing as of 14 days prior to and ending one year, or such lesser period of time as the relevant underwriters may permit, after the effective date of a registration statement covering any public offering of the Corporation’s securities of which the Executive has notice. (The term “Executive”

includes, where the context so requires, any permitted direct or indirect transferee of the Executive.) The Executive shall agree and consent to the entry of stop transfer instructions with the Corporation’s transfer agent against the Transfer of the Corporation’s securities beneficially owned by the Executive and shall conform the limitations hereunder by agreement with and for the benefit of the relevant underwriters by a lock-up agreement or other agreement in customary form. Notwithstanding anything else herein to the contrary, this Section 9 shall not be construed so as to prohibit the Executive from participating in a registration or a public offering of the Common Stock with respect to any shares which he or she may hold at that time, provided, however, that such participation shall be at the sole discretion of the Board.

10.	Right of First Refusal. The Corporation shall have a right of first refusal, as set forth below, to purchase the Restricted Shares before the shares (or any interest in them) can be validly transferred to any other person or entity (to the extent that such a transfer is otherwise permitted pursuant to the terms of this Agreement).

(a)	Notice of Intent to Sell. Before there can be a valid sale or transfer of any Restricted Shares (or any interest in them) by any holder thereof, the holder shall first give notice in writing to the Corporation, mailed or delivered in accordance with the provisions of Section 13, of his or her intention to sell or transfer such shares (the “Option Notice”). The Option Notice shall specify the identity of the proposed transferee, the number of shares to be sold or transferred to the transferee, the price per share and the terms upon which such holder intends to make such sale or transfer. If the payment terms for the shares described in the Option Notice differ from delivery of cash or a check at closing, the Corporation shall have the option, as set forth herein, of purchasing the shares for cash (or a cash equivalent) at closing in an amount which the Corporation determines is a fair value equivalent of that payment. The determination of a fair value equivalent shall be made in the Corporation’s best judgment and such determination shall be mailed or delivered to the selling or transferring stockholder (the “Corporation’s Notice”) within ten (10) days of its receipt of the Option Notice. Should the selling or transferring stockholder disagree with the Corporation’s determination of a fair value equivalent, he or she shall have the right (the “Retraction Right”) to retract the proposed sale or transfer to a third party and the offer of shares to the Corporation pursuant to the Option Notice (such retraction to be made in writing and mailed or delivered in accordance with the provisions of Section 13). If the stockholder again proposes to sell or transfer the shares, the stockholder shall again offer such shares to the Corporation pursuant to the terms of this Section 10 prior to any sale or transfer.

(b)	Option to Purchase. Subject to the selling stockholder’s Retraction Right, during the 60-day period commencing upon receipt of the Option Notice by the Corporation (the “Option Period”), the Corporation shall have an option to purchase any or all of the shares specified in the Option Notice at the price offered therein (the “Right of First Refusal”).

(c)	Purchase of Shares. Not more than thirty (30) days after receipt of the Option Notice, the Corporation shall give written notice to the stockholder desiring to sell or transfer shares of the number of such shares to be purchased (or, if no shares are to be purchased, stating such fact) by the Corporation pursuant to the terms of this Section 10 (the “Purchase Notice”). Purchases pursuant to this Section 10 shall be consummated within thirty (30) days after delivery of the Purchase Notice to the selling stockholder, but in no event later than the expiration of the Option Period. The purchase price shall be paid at the closing in cash, by check, by cancellation of money purchase indebtedness, or, if the payment terms set forth in the Option Notice differ from payment in cash or by check at closing, in accordance with the payment terms set forth in the Option Notice (or payment of the amount set forth in the Corporation’s Notice in cash, by cancellation of money purchase indebtedness, or by check). The purchase price shall be paid against surrender by the selling stockholder of a stock certificate evidencing the number of shares specified in the Option Notice, with duly endorsed stock powers.

(d)	Ability to Sell Unpurchased Shares. Unless all of the shares referred to in the Option Notice are to be purchased as indicated in the Purchase Notice, the stockholder desiring to sell or transfer may dispose of any shares referred to in the Option Notice that are not to be purchased by the Corporation to the person or persons specified in the Option Notice during a period of twenty (20) days commencing upon his or her receipt of the Purchase Notice; provided, however, that he or she shall not sell or transfer such shares (i) at a lower price or on terms more favorable to the Executive or transferee than those specified in the Option Notice, or (ii) to a person other than the person or persons specified in the Option Notice; and provided further that such transfer is consistent with the other provisions and limitations of the Plan and this Agreement. If the transfer is not consummated within such twenty (20) day period, the stockholder shall again offer such shares to the Corporation pursuant to the terms of this Section 10 prior to any sale or transfer to the same or any other person.

(e)	Assignment. Notwithstanding anything to the contrary, the Corporation may assign any or all of its rights under this Section 10 to one or more stockholders of the Corporation.

(f)	Termination of Right of First Refusal. The Corporation’s Right of First Refusal shall terminate to the extent that it is not exercised prior to the Public Offering Date.

11.	No Stockholder Rights Following Exercise of Repurchase Right. If the Executive (or any permitted transferee) holds shares as to which the Right of First Refusal has been exercised (in connection with the termination of the Executive’s employment or otherwise), the Executive shall be entitled to the value of such shares in accordance with the provisions of Section 10, but (unless otherwise required by law) shall no longer be entitled to participation in the Corporation or other rights as a stockholder with respect to the shares subject to the repurchase. To the maximum extent permitted by law, the Executive’s rights following the exercise of the Right of First Refusal shall, with respect to the repurchase and the shares covered thereby, be solely the rights that he or she has as a general creditor of the Corporation to receive payment of the amount specified in Section 10.

12.	Tax Withholding. The Corporation shall reasonably determine the amount of any federal, state, local or other income, employment, or other taxes which the Corporation or any of its subsidiaries or other affiliates may reasonably be obligated to withhold with respect to the purchase, vesting, making of an election under Section 83(b) of the U.S. Internal Revenue Code or other event with respect to the Restricted Shares. In any of such events, the Corporation (or any subsidiary or other affiliate of the Corporation that employs the Executive, as applicable) shall be entitled to require a cash payment by or on behalf of the Executive or, in the Corporation’s discretion, to deduct from other compensation payable to the Executive, the amount of any such withholding obligations. The Corporation’s obligation to deliver the Restricted Shares or any certificates evidencing the Restricted Shares is subject to the condition precedent that the Executive either pay or provide for the amount of any such withholding obligations in such manner as may be authorized by the Corporation.

13.	Notices. Any notice to be given under the terms of this Agreement shall be in writing and addressed and/or delivered in accordance with the notice provisions of Section 23 of the Employment Agreement.

14.	Plan. All of the rights of the Executive under this Agreement are subject to, and the Executive agrees to be bound by, all of the terms and conditions of the Plan, incorporated herein by this reference. In the event of a conflict or inconsistency between the terms and conditions of this Agreement and of the Plan, the terms and conditions of the Plan shall govern. The Executive acknowledges receipt of a copy of the Plan and agrees to be bound by the terms thereof and of this Agreement. The Executive acknowledges reading and understanding the Plan and this Agreement. Unless otherwise expressly provided in other sections of this Agreement, provisions of the Plan that confer discretionary authority on the Board or the Committee do not and shall not be deemed to create any rights in the Executive unless such rights are expressly set forth herein or are otherwise in the sole discretion of the Board or the Committee so conferred by appropriate action of the Board or the Committee under the Plan after the date hereof.

15.	Entire Agreement. This Agreement (including the appendix hereto) and the Plan together constitute the entire and final agreement and supersede all prior understandings, negotiations and agreements, written or oral, of the parties hereto with respect to the subject matter hereof. This Agreement and the Plan, together, are intended by the parties as a complete and exclusive statement of the terms of their agreement with respect to the subject matter hereof. Any representation, promise or agreement with respect to the subject matter hereof not specifically included in this Agreement or in the Plan shall not be binding upon or enforceable against either party. This Agreement and the Plan, together, constitute a fully integrated agreement.

The Corporation’s Charter and Bylaws are outside of the scope of the integration provision of the preceding paragraph. Those definitions of the Employment Agreement expressly referred to in this Agreement as well as the arbitration provisions of the Employment Agreement are also outside of the scope of the integration provision of the preceding paragraph, but any and all other provisions of the Employment Agreement are within the scope of the integration provision of the preceding paragraph.

This Agreement and the Plan may be amended pursuant to Section 8.6 of the Plan. Such amendment must be in writing and signed by the Corporation. The Corporation may, however, unilaterally waive any provision hereof in writing to the extent such waiver does not materially and adversely affect the Executive’s rights with respect to the Restricted Shares, provided that no such waiver shall operate or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof. No waiver by the Corporation shall be binding unless in writing and signed by the Corporation. The Charter and Bylaws of the Corporation may be amended from time to time in accordance with their respective terms.

16.	Effect of this Agreement. This Agreement shall be assumed by, be binding upon and inure to the benefit of any successor or successors to the Corporation. The term “Corporation” for purposes of this Agreement includes any such successor(s).

17.	Governing Law; Severability; Miscellaneous.

(a)	Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Maryland without regard to conflict of law principles thereunder.

(b)	Construction. The terms of the purchase of the Restricted Shares have resulted from the negotiations of the parties. Each party has cooperated in the drafting and preparation of this Agreement. Hence, in any construction of this Agreement, the same shall not be construed against either party on the basis that the party was the drafter. The language of all parts of this Agreement and of the Plan shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the parties.

(c)	Limited Rights. The Executive shall have no rights as a stockholder of the Corporation with respect to the Restricted Shares until a certificate (or certificates) representing the Restricted Shares shall have been registered and issued in the name of the Executive. The Executive’s rights with respect to the Restricted Shares after the date of such issuance are subject to the terms and conditions set forth herein. The Restricted Shares do not place any limit on the corporate authority of the Corporation as set forth in Section 8.12 of the Plan.

(d)	Severability. If a court of competent jurisdiction determines that any portion of this Agreement or of the Plan is in violation of any statute or public policy, then only the portions of this Agreement or of the Plan, as applicable, which violate such statute or public policy shall be stricken, and all portions of this Agreement and of the Plan which do not violate any statute or public policy shall continue in full force and effect.

(e)	Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

(f)	Section Headings. The captions and section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

(g)	Further Assurances. Each of the parties hereto shall use its reasonable and diligent best efforts to proceed promptly with the transactions contemplated herein, to fulfill the conditions precedent for such party’s benefit or to cause the same to be fulfilled and to execute such further documents and other papers and perform such further acts as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated herein.

(h)	Legal Counsel. The Executive and the Corporation recognize that this is a legally binding contract and acknowledge and agree that they have had the opportunity to consult with legal counsel of their choice.

18.	Securities Law Representations. The Executive acknowledges that the Restricted Shares are not being registered under the Securities Act, based, in part, in reliance upon an exemption from registration under Securities and Exchange Commission Rule 701 promulgated under the Securities Act, and a comparable exemption from qualification under applicable state securities laws, as each may be amended from time to time. The Executive, by executing this Agreement, hereby makes the following representations to the Corporation and acknowledges that the Corporation’s reliance on federal and state securities law exemptions from registration and qualification is predicated, in substantial part, upon the accuracy of these representations:

•	No Intent to Sell. The Executive is acquiring the Restricted Shares solely for the Executive’s own account, for investment purposes only, and not with a view to or an intent to sell, or to offer for resale in connection with any unregistered distribution, all or any portion of the shares within the meaning of the Securities Act or other applicable state securities laws.

•	Information, No Reliance on Corporation. The Executive has had an opportunity to ask questions and receive answers from the Corporation regarding the terms and conditions of the Restricted Shares and the restrictions imposed on the Restricted Shares. The Executive has been furnished with, and/or has access to, such information as he or she considers necessary or appropriate for deciding whether to acquire the Restricted Shares. However, in evaluating the merits and risks of an investment in the Restricted Shares, the Executive has and will rely upon the advice of his/her own legal counsel, tax advisors, and/or investment advisors and is not relying on any representations made by the Corporation, or any of its agents, other than those expressly set forth in this Agreement.

•	Risk of Loss. The Executive is aware that the Restricted Shares may be of no practical value and that any investment in common shares of a closely held corporation such as the Corporation is non-marketable, non-transferable and could require capital to be invested for an indefinite period of time, possibly without return, and at substantial risk of loss.

•	Restrictions on Shares. The Executive understands that the Restricted Shares will be characterized as “restricted securities” under the federal securities laws, and that, under such laws and applicable regulations, such securities may be resold without registration under the Securities Act only in certain limited circumstances, including in accordance with the conditions of Rule 144 promulgated under the Securities Act, as presently in effect. The Executive acknowledges receiving a copy of Rule 144 promulgated under the Securities Act, as presently in effect, and represents that he is familiar with such rule, and understands the resale limitations imposed thereby and by the Securities Act and the applicable state securities law.

•	Additional Restrictions. The Executive has read and understands the restrictions and limitations set forth in the Plan, the Corporation’s Charter and Bylaws, and this Agreement which will be imposed on the Restricted Shares (including those restrictions and limitations which will continue after the shares have vested), including, but not limited to, the provisions of Sections 5(a), 5(b), 5(d), 9 and 10 of this Agreement. The Executive acknowledges having received and reviewed copies of the Charter and Bylaws of the Corporation.

•	No Corporation Representations. At no time was an oral representation made to the Executive relating to the Restricted Shares or the purchase of the Restricted Shares and the Executive was not presented with or solicited by any promotional meeting or material relating to the Restricted Shares or the purchase of the Restricted Shares.

•	Share Certificate Legend. The Executive represents that the Executive understands and acknowledges that any certificate evidencing the Restricted Shares (or evidencing any other securities issued with respect thereto pursuant to any stock split, stock dividend, merger or other form of reorganization or recapitalization) when issued shall bear, in addition to any other legends which may be required by applicable state securities laws, the legends set forth or referred to, as the case may be, in Section 6(a) above.

•	Tax Matters. The Executive has obtained and is relying upon the advice of his or her own tax advisors with respect to the tax consequences of the Executive’s acquisition of the Restricted Shares (including, without limitation, whether an election (a “Section 83(b) Election”) under Section 83(b) of the Internal Revenue Code of 1986, as amended, may be made in connection with such acquisition, and the advisability of and procedures for making a Section 83(b) Election in the particular circumstances), as well as with respect to the tax consequences of any vesting, forfeiture and/or future sale or other transfer of the Restricted Shares. The Executive is not relying on any representations made by the Corporation or any of its agents with respect to such matters. The Executive acknowledges that, should the Executive decide to make a

Section 83(b) Election with respect to the acquisition of the Restricted Shares, the Executive must take affirmative steps to make such election within thirty (30) days of the Effective Date.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed on its behalf by a duly authorized officer and the Executive has hereunto set his or her hand as of the date and year first above written.

“CORPORATION”

Luminent Mortgage Capital, Inc.,

a Maryland corporation

By:

Print Name:

Title:

“EXECUTIVE”

Christopher J. Zyda

CONSENT OF SPOUSE

In consideration of the execution of the foregoing Restricted Stock Award Agreement by Luminent Mortgage Capital, Inc., a Maryland corporation, I,                                     , the spouse of the Executive therein named, do hereby join with my spouse in executing the foregoing Restricted Stock Award Agreement and do hereby agree to be bound by all of the terms and provisions thereof and of the Plan.

Dated:                             ,

Signature of Spouse

Print Name

APPENDIX A

STOCK POWER

FOR VALUE RECEIVED and pursuant to that certain Restricted Stock Award Agreement between Luminent Mortgage Capital, Inc., a Maryland corporation (the “Corporation”), and the individual named below (the “Individual”) dated as of                             , the Individual, hereby sells, assigns and transfers to the Corporation, an aggregate              shares of common stock of the Corporation, standing in the Individual’s name on the books of Corporation and represented by stock certificate number(s)                                          to which this instrument is attached, and hereby irrevocably constitutes and appoints                                          as his or her attorney in fact and agent to transfer such shares on the books of the Corporation, with full power of substitution in the premises.

Dated:                             ,

Signature

Print Name

(Instruction: Please do not fill in any blanks other than the signature line. The purpose of the assignment is to enable the Corporation to exercise its rights to reacquire the shares in the circumstances provided for in the Restricted Stock Award Agreement without requiring additional signatures on the part of the Individual.)

EXHIBIT C – FORM OF STOCK OPTION AGREEMENT

LUMINENT MORTGAGE CAPITAL, INC.

2003 STOCK INCENTIVE PLAN

INCENTIVE STOCK OPTION AGREEMENT

This Incentive Stock Option Agreement (this “Option Agreement”) by and between Luminent Mortgage Capital, Inc., a Maryland corporation (the “Corporation”), and Christopher J. Zyda (the “Participant”), and dated as of the Award Date set forth below, evidences the incentive stock option (the “Option”) granted by the Corporation to the Participant as to the number of shares of the Corporation’s Common Stock, $0.001 par value, first set forth below.

Number of Shares of Common Stock:[1]	50,000	Award Date:	August 4, 2003

Exercise Price per Share:[1]	$15.00	Expiration Date:[1,2]	August 3, 2013

Vesting[1,2] The Option shall become vested as to one-third ( 1/3) of the total number of shares of Common Stock subject to the Option on each of August 3, 2004, August 3, 2005, and August 3, 2006.

The Option is granted under the Luminent Mortgage Capital, Inc. 2003 Stock Incentive Plan (the “Plan”) and subject to the Terms and Conditions of Incentive Stock Option (the “Terms”) attached to this Option Agreement (incorporated herein by this reference) and to the Plan. The Option has been granted to the Participant in addition to, and not in lieu of, any other form of compensation otherwise payable or to be paid to the Participant. The Option is intended as an incentive stock option within the meaning of Section 422 of the Code (an “ISO”). Capitalized terms are defined in the Plan if not defined herein. The parties agree to the terms of the Option set forth herein. The Participant acknowledges receipt of a copy of the Terms and the Plan, specifically acknowledges and agrees to Section 13 of the Terms, and agrees to maintain in confidence all information provided to him/her in connection with the Option.

“PARTICIPANT”	LUMINENT MORTGAGE CAPITAL, INC., a Maryland corporation
Christopher J. Zyda	By:

Address City, State, Zip Code	Its:

CONSENT OF SPOUSE

In consideration of the Corporation’s execution of this Option Agreement, the undersigned spouse of the Participant agrees to be bound by all of the terms and provisions hereof and of the Plan.

Signature of Spouse	Date

1 Subject to adjustment under Section 7 of the Plan.

2 Subject to early termination under Section 7 of the Plan and Section 4 of the Terms.

TERMS AND CONDITIONS OF INCENTIVE STOCK OPTION

1.	Vesting; Limits on Exercise. As set forth on the cover page of this Option Agreement, the Option shall vest and become exercisable in percentage installments of the aggregate number of shares of Common Stock subject to the Option. The Option may be exercised only to the extent the Option is vested and exercisable.

•	Cumulative Exercisability. To the extent that the Option is vested and exercisable, the Participant has the right to exercise the Option (to the extent not previously exercised), and such right shall continue, until the earlier of (a) expiration of the Option on the close of business on the Expiration Date set forth on the cover page of this Option Agreement (or, if the Expiration Date is not a business day, on the close of business on the last business day preceding the Expiration Date) or (b) the termination of the Option pursuant to Section 7 of the Plan or Section 4 of these Terms.

•	No Fractional Shares. Fractional share interests shall be disregarded, but may be cumulated.

•	Minimum Exercise. No fewer than 100[1] shares of Common Stock may be purchased at any one time, unless the number purchased is the total number at the time exercisable under the Option.

•	ISO Value Limit. If the aggregate fair market value of the shares with respect to which ISOs (whether granted under the Option or otherwise) first become exercisable by the Participant in any calendar year exceeds $100,000, as measured on the applicable award dates, the limitations of Section 5.1.2 of the Plan shall apply and to such extent the Option will be rendered a Nonqualified Stock Option.

2.	Continuance of Employment Required; No Employment Commitment. The vesting schedule requires continued employment by the Company through each applicable vesting date as a condition to the vesting of the applicable installment of the Option and the rights and benefits under this Option Agreement. Employment for only a portion of the vesting period, even if a substantial portion, will not entitle the Participant to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment as provided in Section 4 below or under the Plan.

Nothing contained in this Option Agreement or the Plan constitutes an employment commitment by the Corporation or any of its subsidiaries or other affiliates, affects the Participant’s status as an employee at will who is subject to termination without cause, confers upon the Participant any right to remain employed by or in service to the Corporation or any of its subsidiaries or other affiliates, interferes in any way with the right of the Corporation or any of its subsidiaries or other affiliates at any time to terminate such employment or service, or affects the right of the Corporation or any of its subsidiaries or other affiliates y to increase or decrease the Participant’s other compensation. Nothing in this paragraph, however, is intended to adversely affect any independent employment or service right of the Executive under that certain Employment

Agreement entered into by and between the Corporation and the Participant and dated as of August 4, 2003 (the “Employment Agreement”).

3.	Method of Exercise of Option. The Option shall be exercisable by the delivery to the Chief Financial Officer of the Corporation of a written notice stating the number of shares of Common Stock to be purchased pursuant to the Option and accompanied by:

•	delivery of an executed Exercise Agreement in substantially the form attached hereto as Appendix A or such other form as the Committee may require from time to time (the “Exercise Agreement”);

•	payment in full for the Exercise Price of the shares to be purchased, in cash or by electronic funds transfer to the Corporation, or by certified or cashier’s check payable to the order of the Corporation subject to such specific procedures or directions as the Committee may establish;

•	satisfaction of the tax withholding provisions of Section 8.5 of the Plan; and

•	any written statements or agreements required pursuant to Section 6 below.

The Committee also may, but is not required to, authorize a non-cash payment alternative specified below at or prior to the time of exercise. In which case, the Exercise Price and/or applicable withholding taxes, to the extent so authorized, may be paid in full or in part by delivery to the Corporation of:

•	shares of Common Stock already owned by the Participant, valued at their fair market value (as such term is defined in the Plan) on the exercise date, provided, however, that any shares acquired directly from the Corporation (upon exercise of a stock option or otherwise) must have been owned by the Participant for at least six (6) months before the date of such exercise;

•	if the Common Stock is then registered under the Securities Exchange Act of 1934, as amended, and listed or quoted on a recognized national securities exchange or in the NASDAQ National Market Quotation System, irrevocable instructions to a broker to, upon exercise of the Option, promptly sell a sufficient number of shares of Common Stock acquired upon exercise of the Option and deliver to the Corporation the amount necessary to pay the Exercise Price (and, if applicable, the amount of any related tax withholding obligations); and/or

•	a note meeting the requirements of Section 5.4 of the Plan (or, in the case of tax loans, Section 8.5 of the Plan).

The Option will qualify as an ISO only if it meets all of the applicable requirements of the Code. The Option may be rendered a Nonqualified Stock Option if the Committee permits the use of one or more of the non-cash payment alternatives referenced above.

4.	Early Termination of Option.

(a)	Dismissal for Cause. If the Participant’s employment by or service to the Company terminates (and the Participant does not otherwise continue to be employed by or provide services to another entity within the Company) (the date of such termination is referred to as the Participant’s “Severance Date”), and such termination is a termination by the Corporation or a Subsidiary for Cause (as defined in the Employment Agreement), the Option will terminate on the date of such termination, whether or not the Option is then vested and/or exercisable.

(b)	Other Terminations of Employment. If the Participant’s employment by or service to the Company terminates for any reason other than a termination by the Corporation or a Subsidiary for Cause, the Option, to the extent not vested and exercisable on the Participant’s Severance Date, will terminate on the Participant’s Severance Date. To the extent that the Option is vested and exercisable as of the Participant’s Severance Date in such circumstances, then:

•	if the Participant’s employment by or service to the Company terminates for any reason other than the Participant’s death or Disability (as such term is defined in the Employment Agreement), and other than a termination by the Company for Cause, the Participant will have 90 days following the Participant’s Severance Date to exercise the portion of his or her Option that was vested on his or her Severance Date, and such portion of the Option shall terminate at the close of business on the last business day of such 90-day period to the extent not theretofore exercised.

•	if the Participant’s employment by or service to the Company terminates due to the Participant’s death or Disability, the Participant (or his or her personal representative or beneficiary, as the case may be) will have 12 months following the Participant’s Severance Date to exercise the portion of the Participant’s Option that was vested on the Participant’s Severance Date, and such portion of the Option shall terminate at the close of business on the last business day of such 12-month period to the extent not theretofore exercised.

In no case, however, will any portion of the Option continue to be exercisable following the termination of the Option on its stated Expiration Date and in all cases the Option remains subject to earlier termination pursuant to Section 7 of the Plan.

Notwithstanding any post-termination exercise period provided for herein or in the Plan, the Option will qualify as an ISO only if it is exercised within the applicable exercise periods for ISOs under, and meets all of the other requirements of, the Code. If the Option is not exercised within the applicable exercise periods for ISOs or does not meet such other requirements, the Option will be rendered a Nonqualified Stock Option.

5.	Non-Transferability and Other Restrictions. The Option and any other rights of the Participant under this Option Agreement or the Plan are nontransferable and exercisable only by the Participant, except as set forth in Section 5.6 of the Plan. Any shares of Common Stock issued on exercise of the Option are subject to substantial restrictions on transfer, and are subject to call, rights of first refusal, and other rights in favor of the Corporation as set forth herein and in the Exercise Agreement.

The Charter and Bylaws of the Corporation, as either of them may be amended from time to time, may provide for additional restrictions and limitations with respect to the Common Stock (including additional restrictions and limitations on the transfer of shares). To the extent that these restrictions and limitations are more restrictive than those set forth in this Agreement, such restrictions and limitations shall apply to the shares of Common Stock acquired upon exercise of the Option. Such restrictions and limitations are not, however, in lieu of, nor shall they in any way reduce or minimize, any limitation or restriction on the shares of Common Stock acquired upon exercise of the Option imposed under this Agreement.

6.	Securities Laws.

(a)	Participant’s Representations. The Participant acknowledges that the Option and the shares of Common Stock are not being registered under the Securities Act of 1933 (“Securities Act”), based, in part, in reliance upon an exemption from registration under Securities and Exchange Commission Rule 701 promulgated under the Securities Act, and a comparable exemption from qualification under applicable state securities laws, as each may be amended from time to time. The Participant, by executing this Option Agreement, hereby makes the following representations to the Corporation and acknowledges that the Corporation’s reliance on federal and state securities law exemptions from registration and qualification is predicated, in substantial part, upon the accuracy of these representations:

•	No Intent to Sell. The Participant is acquiring the Option and, if and when he/she exercises the Option, will acquire the shares of Common Stock solely for the Participant’s own account, for investment purposes only, and not with a view to or an intent to sell, or to offer for resale in connection with any unregistered distribution, all or any portion of the shares within the meaning of the Securities Act or other applicable state securities laws.

•	Information; No Reliance on Company. The Participant has had an opportunity to ask questions and receive answers from the Corporation regarding the terms and conditions of the Option and the restrictions imposed on any shares of Common Stock purchased upon exercise of the Option. The Participant has been furnished with, and/or has access to, such information as he or she considers necessary or appropriate for deciding whether to exercise the Option and purchase shares of Common Stock. However, in evaluating the merits and risks of an investment in the Common Stock, the Participant has and will rely upon the advice of his/her own legal counsel, tax advisors, and/or investment advisors and is not relying on any representations made by the Company, or any of its agents, other than those expressly set forth in this Option Agreement.

•	Risk of Loss. The Participant is aware that the Option may be of no practical value, that any value it may have depends on its vesting and exercisability as well as an increase in the Fair Market Value of the underlying shares of Common Stock to an amount in excess of the Exercise Price, and that any investment in common shares of a closely held corporation such as the Corporation is non-marketable, non-transferable and could require capital to be invested for an indefinite period of time, possibly without return, and at substantial risk of loss.

•	Restrictions on Shares. The Participant understands that any shares of Common Stock acquired on exercise of the Option will be characterized as “restricted securities” under the federal securities laws, and that, under such laws and applicable regulations, such securities may be resold without registration under the Securities Act only in certain limited circumstances, including in accordance with the conditions of Rule 144 promulgated under the Securities Act, as presently in effect, and represents that he or she is familiar with such rule, and understands the resale limitations imposed thereby and by the Securities Act and applicable state securities laws.

•	Additional Restrictions. The Participant has read and understands the restrictions and limitations set forth in the Plan, the Corporation’s Charter and Bylaws, this Option Agreement (including these Terms), and the Exercise Agreement, which are imposed on the Option and any shares of Common Stock which may be acquired upon exercise of the Option. The Participant acknowledges having received and reviewed copies of the Charter and Bylaws of the Corporation.

•	No Company Representations. At no time was an oral representation made to the Participant relating to the Option or the purchase of shares of Common Stock and the Participant was not presented with or solicited by any promotional meeting or material relating to the Option or the Common Stock.

•	Share Certificate Legend. The Participant represents that the Participant understands and acknowledges that any certificate evidencing the shares of Common Stock acquired pursuant to the Option (or evidencing any other securities issued with respect thereto pursuant to any stock split, stock dividend, merger or other form of reorganization or recapitalization) when issued shall bear, in addition to any other legends which may be required by applicable state securities laws, the legends set forth or referred to, as the case may be, in Section 6(c).

•	Tax Matters. The Participant has obtained and is relying upon the advice of his or her own tax advisors with respect to the tax consequences of the grant, vesting, and/or exercise of the Option and any acquisition or sale of the shares of Common Stock subject to the Option. The Participant is not relying on any representations by the Company or any of its agents with respect to such matters.

(b)	Compliance with Securities Laws. Neither the Participant nor any permitted transferee shall sell, pledge or otherwise transfer shares of Common Stock acquired pursuant to the Option or any interest in such shares except in accordance with the express terms of the Plan and this Agreement. Any attempted transfer in violation of this Section 6(b) shall be void and of no effect. Without in any way limiting the provisions set forth above, the Participant (or permitted transferee) shall not make any disposition of all or any portion of shares of Common Stock acquired or to be acquired pursuant to the Option, except in compliance with all applicable federal and state securities laws and unless and until:

(i)	there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(ii)	such disposition is made in accordance with Rule 144 under the Securities Act; or

(ii)	the Participant notifies the Corporation of the proposed disposition and furnishes the Corporation with a statement of the circumstances surrounding the proposed disposition, and, if requested by the Corporation, furnishes to the Corporation an opinion of counsel acceptable to the Corporation’s counsel, that such disposition will not require registration under the Securities Act and will be in compliance with all applicable state securities laws.

Notwithstanding anything else herein to the contrary, the Corporation has no obligation to register or cause to be registered any securities of the Corporation (including, without limitation, the Common Stock) or file any registration statement under either federal or state securities laws, nor does the Corporation make any representation concerning the likelihood of a public offering of any securities of the Corporation (including, without limitation, the Common Stock).

(c)	Share Legends. All certificates evidencing shares of Common Stock issued or delivered under this Agreement shall bear the following legends:

(i)	Contractual Restraints Legend.

“BY ITS ACQUISITION HEREOF, THE HOLDER AGREES TO BE BOUND BY THE PROVISIONS OF THE STOCK OPTION

AGREEMENT DATED AS OF AUGUST 4, 2003, AND RELATED EXERCISE AGREEMENT (TOGETHER, THE ‘AGREEMENT’), BY AND BETWEEN THE CORPORATION AND THE HOLDER. THE AGREEMENT CONTAINS SUBSTANTIAL RESTRICTIONS ON TRANSFER, INCLUDING RESTRICTIONS ON SALE, ASSIGNMENT, PLEDGE, TRANSFER OR OTHER DISPOSITION. THE AGREEMENT ALSO CONTAINS THE CORPORATION’S RIGHT OF FIRST REFUSAL TO REPURCHASE THESE SECURITIES.”

(ii)	Securities Act Legend.

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE ‘SECURITIES ACT’), AND MAY NOT BE OFFERED OR SOLD EXCEPT (A) TO THE CORPORATION OR ANY SUBSIDIARY THEREOF, (B) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, OR (C) IN A TRANSACTION EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED ON AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION AND THE INITIAL PURCHASER).”

(iii)	Other Legends. Any legends provided for by the Corporation’s Charter as well as any other legends that may be required and/or deemed appropriate under applicable laws by the Corporation.

(d)	Delivery of Financial Statements. The Corporation shall deliver annually to the Participant such financial statements of the Corporation as are required to satisfy applicable securities laws.

(e)	Confidential Information. Any financial or other information relating to the Corporation obtained by the Participant in connection with or as a result of the Plan or Awards thereunder shall be treated as confidential.

7.	Lock-Up Agreement. Neither the Participant nor any permitted transferee may, directly or indirectly, offer, sell or transfer or dispose of any of the shares of Common Stock acquired upon exercise of the Option (the “Shares”) or any interest therein (or agree to do any thereof) (collectively, a “Transfer”) during the period commencing as of 14 days prior to and ending one year, or such lesser period of time as the relevant underwriters may permit, after the effective date of a registration statement covering any public offering of the Corporation’s securities of which the Participant has notice. (The term “Participant” includes, where the context so requires, any permitted direct or indirect transferee of the Participant.) The Participant shall agree and consent to the entry of stop transfer instructions with the Corporation’s transfer agent against the Transfer of the Corporation’s securities beneficially owned by the Participant and shall conform the limitations hereunder and under the Exercise Agreement by agreement with and for the benefit of the relevant underwriters by a lock-up agreement or other agreement in customary form. Notwithstanding anything else herein to the contrary, this Section 7 shall not be construed so as to prohibit the Participant from participating in a registration or a public offering of the Common Stock with respect to any shares which he or she may hold at that time, provided, however, that such participation shall be at the sole discretion of the Board.

8.	Right of First Refusal. The Corporation shall have a right of first refusal, as set forth below, to purchase the Shares acquired upon exercise of the Option before the Shares (or any interest in them) can be validly transferred to any other person or entity.

(a)	Notice of Intent to Sell. Before there can be a valid sale or transfer of any Shares (or any interest in them) by any holder thereof, the holder shall first give notice in writing to the Corporation, mailed or delivered in accordance with the provisions of Section 10, of his or her intention to sell or transfer such Shares (the “Option Notice”).

The Option Notice shall specify the identity of the proposed transferee, the number of Shares to be sold or transferred to the transferee, the price per Share and the terms upon which such holder intends to make such sale or transfer. If the payment terms for the Shares described in the Option Notice differ from delivery of cash or a check at closing, the Corporation shall have the option, as set forth herein, of purchasing the Shares for cash (or a cash equivalent) at closing in an amount which the Corporation determines is a fair value equivalent of that payment. The determination of a fair value equivalent shall be made in the Corporation’s best judgment and such determination shall be mailed or delivered to the selling or transferring stockholder (the “Corporation’s Notice”) within ten (10) days of its receipt of the Option Notice. Should the selling or transferring stockholder disagree with the Corporation’s determination of a fair value equivalent, he or she shall have the right (the “Retraction Right”) to retract the proposed sale or transfer to a third party and the offer of Shares to the Corporation pursuant to the Option Notice (such retraction to be made in writing and mailed or delivered in accordance with the provisions of Section 10). If the stockholder again proposes to sell or transfer the Shares, the stockholder shall again offer such Shares to the Corporation pursuant to the terms of this Section 8 prior to any sale or transfer.

(b)	Option to Purchase. Subject to the selling stockholder’s Retraction Right, during the 60-day period commencing upon receipt of the Option Notice by the Corporation (the “Option Period”), the Corporation shall have an option to purchase any or all of the Shares specified in the Option Notice at the price offered therein (the “Right of First Refusal”).

(c)	Purchase of Shares. Not more than thirty (30) days after receipt of the Option Notice, the Corporation shall give written notice to the stockholder desiring to sell or transfer Shares of the number of such Shares to be purchased (or, if no Shares are to be purchased, stating such fact) by the Corporation pursuant to the terms of this Section 8 (the “Purchase Notice”). Purchases pursuant to this Section 8 shall be consummated within thirty (30) days after delivery of the Purchase Notice to the selling stockholder, but in no event later than the expiration of the Option Period. The purchase price shall be paid at the closing in cash, by check, by cancellation of money purchase indebtedness, or, if the payment terms set forth in the Option Notice differ from payment in cash or by check at closing, in accordance with the payment terms set forth in the Option Notice (or payment of the amount set forth in the Corporation’s Notice in cash, by cancellation of money purchase indebtedness, or by check). The purchase price shall be paid against surrender by the selling stockholder of a stock certificate evidencing the number of Shares specified in the Option Notice, with duly endorsed stock powers.

(d)	Ability to Sell Unpurchased Shares. Unless all of the Shares referred to in the Option Notice are to be purchased as indicated in the Purchase Notice, the stockholder desiring to sell or transfer may dispose of any Shares referred to in the Option Notice that are not to be purchased by the Corporation to the person or persons specified in the Option Notice during a period of twenty (20) days commencing upon his or her receipt of the Purchase Notice; provided, however, that he or she shall not sell or transfer such Shares (i) at a lower price or on terms more favorable to the Participant or transferee than those specified in the Option Notice, and (ii) to a person other than the person or persons specified in the Option Notice; and provided further that such transfer is consistent with the other provisions and limitations of the Plan, this Option Agreement (including these Terms), and the Exercise Agreement. If the transfer is not consummated within such twenty (20) day period, the stockholder shall again offer such Shares to the Corporation pursuant to the terms of this Section 8 prior to any sale or transfer to the same or any other person.

(e)	Assignment. Notwithstanding anything to the contrary, the Corporation may assign any or all of its rights under this Section 8 to one or more stockholders of the Corporation.

(f)	Termination of Right of First Refusal. The Corporation’s Right of First Refusal shall terminate to the extent that it is not exercised prior to the Public Offering Date.

9.	No Stockholder Rights Following Exercise of Repurchase Right. If the Participant (or any permitted transferee) holds Shares as to which the Right of First Refusal has been exercised (in connection with the termination of the Participant’s employment or otherwise), the Participant shall be entitled to the value of such shares in accordance with the provisions of Section 8, but (unless otherwise required by law) shall no longer be entitled to participation in the Corporation or other rights as a stockholder with respect to the shares subject to the repurchase. To the maximum extent permitted by law, the Participant’s rights following the exercise of the Right of First Refusal shall, with respect to the repurchase and the Shares covered thereby, be solely the rights that he or she has as a general creditor of the Corporation to receive payment of the amount specified in Section 8.

10.	Notices. Any notice to be given under the terms of this Option Agreement or the Exercise Agreement shall be in writing and addressed and/or delivered in accordance with the notice provisions of Section 23 of the Employment Agreement. The Participant agrees to give prompt written notice to the Corporation of any sale or other transfer of any shares of Common Stock acquired upon exercise of the Option that occurs before the later of (a) one year after the date that the Participant acquires the shares upon exercise of the Option, or (b) two years after the Award Date set forth on the cover page of this Option Agreement.

11.	Plan. The Option and all rights of the Participant under this Option Agreement are subject to, and the Participant agrees to be bound by, all of the terms and conditions of the Plan, incorporated herein by this reference. In the event of a conflict or inconsistency between the terms and conditions of this Option Agreement and of the Plan, the terms and conditions of the Plan shall govern. The Participant acknowledges receipt of a copy of the Plan and agrees to be bound by the terms thereof and of this Option Agreement. The Participant acknowledges reading and understanding the Plan and this Option Agreement. Unless otherwise expressly provided in other sections of this Option Agreement, provisions of the Plan that confer discretionary authority on the Board or the Committee do not and shall not be deemed to create any rights in the Participant unless such rights are expressly set forth herein or are otherwise in the sole discretion of the Board or the Committee so conferred by appropriate action of the Board or the Committee under the Plan after the date hereof.

12.	Entire Agreement. This Option Agreement (including these Terms and together with the form of Exercise Agreement attached hereto) and the Plan together constitute the entire agreement and supersede all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof. This Agreement and the Plan, together, are intended by the parties as a complete and exclusive statement of the terms of their agreement with respect to the subject matter hereof. Any representation, promise or agreement with respect to the subject matter hereof not specifically included in this Agreement or in the Plan shall not be binding upon or enforceable against either party. This Agreement and the Plan, together, constitute a fully integrated agreement.

The Corporation’s Charter and Bylaws are outside of the scope of the integration provision of the preceding paragraph. Those definitions of the Employment Agreement expressly referred to in this Option Agreement (including these Terms) as well as the arbitration provisions of the Employment Agreement are also outside of the scope of the integration provision of the preceding paragraph, but any and all other provisions of the Employment Agreement are within the scope of the integration provision of the preceding paragraph.

The Plan, this Option Agreement and the Exercise Agreement may be amended pursuant to Section 8.6 of the Plan. Such amendment must be in writing and signed by the Corporation. The Corporation may, however, unilaterally waive any provision hereof in writing to the extent such waiver does not materially and adversely affect the Executive’s rights hereunder, provided that no such waiver shall operate or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof. No waiver by the Corporation shall be binding unless in writing and signed by the Corporation. The Charter and Bylaws of the Corporation may be amended from time to time in accordance with their respective terms.

13.	Satisfaction of Stock Option Obligation. The Option is in complete satisfaction of any and all rights that the Participant may have to receive stock options pursuant to Section 3.3 of the Employment Agreement. Additional option grants pursuant to Section 3.4 of the Employment Agreement, if any, will be made in the sole discretion of the Corporation and will be evidenced by separate option agreements.

14.	Governing Law; Severability; Miscellaneous.

(a)	Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Maryland without regard to conflict of law principles thereunder.

(b)	Construction. The terms of the grant of the Option and any purchase of the shares subject to the Option have resulted from the negotiations of the parties. Each party has cooperated in the drafting and preparation of this Option Agreement (including these Terms) and of the Exercise Agreement. Hence, in any construction of this Option Agreement (including these Terms) or of the Exercise Agreement, the same shall not be construed against either party on the basis that the party was the drafter. The language of all parts of this Option Agreement (including these Terms), of the Exercise Agreement, and of the Plan shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the parties.

(c)	Limited Rights. The Executive shall have no rights as a stockholder of the Corporation with respect to the Option as set forth in Section 8.7 of the Plan. The Restricted Shares do not place any limit on the corporate authority of the Corporation as set forth in Section 8.12 of the Plan.

(d)	Severability. If a court of competent jurisdiction determines that any portion of this Option Agreement (including these Terms), of the Exercise Agreement, or of the Plan is in violation of any statute or public policy, then only the portions of this Option Agreement (including these Terms), of the Exercise Agreement, or of the Plan, as applicable, which violate such statute or public policy shall be stricken, and all portions of this Option Agreement (including these Terms), of the Exercise Agreement, and of the Plan which do not violate any statute or public policy shall continue in full force and effect.

(e)	Counterparts. This Option Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Photographic copies of such signed counterparts may be used in lieu of the originals for any purpose.

(f)	Section Headings. The captions and section headings of this Option Agreement (including these Terms) and of the Exercise Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

(g)	Further Assurances. Each of the parties hereto shall use its reasonable and diligent best efforts to proceed promptly with the transactions contemplated herein, to fulfill the conditions precedent for such party’s benefit or to cause the same to be fulfilled and to execute such further documents and other papers and perform such further acts as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated herein.

(h)	Legal Counsel. The Participant and the Corporation recognize that this is a legally binding contract and acknowledge and agree that they have had the opportunity to consult with legal counsel of their choice.

[Remainder of Page Intentionally Left Blank]

APPENDIX A

LUMINENT MORTGAGE CAPITAL, INC.

2003 STOCK INCENTIVE PLAN

OPTION EXERCISE AGREEMENT

The undersigned (the “Purchaser”) hereby irrevocably elects to exercise his/her right, evidenced by that certain Incentive Stock Option Agreement dated as of August 4, 2003 (the “Option Agreement”) under the Luminent Mortgage Capital, Inc. 2003 Stock Incentive Plan (the “Plan”), as follows:

•	the Purchaser hereby irrevocably elects to purchase shares of Common Stock, par value $0.001 per share (the “Shares”), of Luminent Mortgage Capital, Inc., a Maryland corporation (the “Corporation”), and

•	such purchase shall be at the price of $ per share, for an aggregate amount of $ (subject to applicable withholding taxes pursuant to Section 8.5 of the Plan).

Capitalized terms are defined in the Plan if not defined herein.

1. Delivery of Share Certificate. The Purchaser requests that a certificate representing the Shares be registered to Purchaser and delivered to:

                                                                                                                                                                                                      .

2. Investment Representations. The Purchaser acknowledges that the sale of the Shares by the Purchaser is restricted by SEC Rule 701. The Purchaser hereby affirms as made as of the date hereof the representations in Section 6(a) of the “Terms and Conditions of Incentive Stock Option” (which are attached to and a part of the Option Agreement, the “Terms”) and such representations are incorporated herein by this reference. The Purchaser represents that he/she has no need for liquidity in this investment, has the ability to bear the economic risk of this investment, and can afford a complete loss of the purchase price for the Shares.

The Purchaser acknowledges receipt of the Corporation’s condensed consolidated financial information.

The Purchaser also understands and acknowledges (a) that the certificates representing the Shares will be legended as provided for in Section 6(c) of the Terms, and (b) that the Corporation has no obligation to register the Shares or file any registration statement under federal or state securities laws.

3. Limitation on Disposition and Other Restrictions. The Shares are subject to and the Purchaser hereby agrees to the following terms and conditions of the sale of the Shares to the Purchaser:

•	any transfer of the Shares must comply with all applicable laws as set forth in Section 6 of the Terms;

•	the Shares are subject to restrictions on transfer under Section 5.6 of the Plan, under Section 5 of the Terms, and under the Corporation’s Charter and Bylaws;

•	the Shares are subject to, and following any otherwise permitted transfer of the Shares, the Shares shall remain subject to and the transferee shall be bound by, the lock-up provisions set forth in Section 7 of the Terms, the Corporation’s right of first

Appendix A-1

refusal set forth in Section 8 of the Terms, the share legend requirements of Section 6(c) of the Terms, and the foregoing provisions of this Section 3; and

•	as a condition to any otherwise permitted transfer of the Shares, the Corporation may require the transferee to execute a written agreement, in a form acceptable to the Committee, that the transferee acknowledges and agrees to the foregoing terms and restrictions imposed on the Shares.

4. Plan and Option Agreement. The Purchaser acknowledges that all of his/her rights are subject to, and the Purchaser agrees to be bound by, all of the terms and conditions of the Plan and the Option Agreement (including the Terms), both of which are incorporated herein by this reference. If a conflict or inconsistency between the terms and conditions of this Exercise Agreement and of the Plan or the Option Agreement shall arise, the terms and conditions of the Plan and/or the Option Agreement shall govern. The Purchaser acknowledges receipt of a copy of all documents referenced herein (including the Terms, a disclosure statement, and the Corporation’s Charter and Bylaws) and acknowledges reading and understanding these documents and having an opportunity to ask any questions that he/she may have had about them.

5. Entire Agreement. This Exercise Agreement, the Option Agreement (including the Terms), and the Plan together constitute the entire agreement and supersede all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof.

The Corporation’s Charter and Bylaws are outside of the scope of the integration provision of the preceding paragraph. The arbitration provisions of the Employment Agreement (as such term is defined in the Option Agreement) are also outside of the scope of the integration provision of the preceding paragraph, but any and all other provisions of the Employment Agreement are within the scope of the integration provision of the preceding paragraph.

The Plan, the Option Agreement and this Exercise Agreement may be amended pursuant to Section 8.6 of the Plan. Such amendment must be in writing and signed by the Corporation. The Corporation may, however, unilaterally waive any provision hereof or of the Option Agreement in writing to the extent such waiver does not adversely affect the interests of the Participant hereunder, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof. The Corporation’s Charter and Bylaws maybe amended in accordance with their respective terms.

6. Notice of Sale. Upon any sale or other transfer of the Shares within either one year of the date that they are acquired by the Purchaser or two years after the Award Date set forth in the Option Agreement, the Purchaser agrees to provide the notice required under Section 10 of the Terms.

“PURCHASER” Signature Print Name Date

ACCEPTED BY:

LUMINENT MORTGAGE CAPITAL, INC.

By:

Its:

(To be completed by the corporation after the price (including applicable withholding taxes), value (if applicable) and receipt of funds is verified.)

Appendix A-2